BANDAG, INCORPORATED       •       2905 N. HWY. 61       •       MUSCATINE, IOWA 52761-5886       •       563/262-1400

Leading the retread industry worldwide

NEWS

FOR IMMEDIATE RELEASE November 4, 2004	CONTACT: Phone: Web Site:	Warren W. Heidbreder (563) 262-1260 www.bandag.com

BANDAG, INCORPORATED ANNOUNCES SALE
OF SOUTH AFRICAN OPERATION

MUSCATINE, IOWA, November 4, 2004 — Bandag, Incorporated (NYSE:BDG and BDGA) today reported an agreement has been reached, effective December 1, 2004, for the business of Bandag in South Africa to be sold to local management. The name of the new company will be Bandag Southern Africa (Pty) Ltd. A long-term licensing agreement is expected to become effective December 2, 2004, assuming completion of the transaction. Although Bandag fully expects the transaction to be complete by December 1, 2004, the completion of the transaction is contingent on the respective parties fulfilling their obligations under the agreement.

These operations represent less than 2% of net sales and total assets of Bandag, Incorporated and contributed approximately $0.6 million to pre-tax income in 2003 and $0.5 million to pre-tax income for the first nine months of 2004. The purchase price of approximately $3.5 million will consist of a cash payment of approximately $2 million and the remainder to be paid in equal installments over five years. The actual payment in U.S. Dollars will depend on the currency fluctuations of the Euro and the South African Rand over the five year period. In relation to the installment payments, Bandag is considered the “Primary Beneficiary” under FASB Interpretation No. 46, revised December 2003 (FIN 46R), “Consolidation of Variable Interest Entities”. Under the guidance of FIN 46R Bandag will continue to consolidate the South African operations on its financial statements as long as Bandag is considered to be the Primary Beneficiary. Although determination of Bandag as the Primary Beneficiary could change based on changes in the capitalization of the South African operations, based on the current facts, Bandag would be considered the Primary Beneficiary until final payment has been made. As a result, Bandag will defer recognition of the expected net loss of approximately $14 million to $17 million, or approximately $0.70 to $0.90 diluted earnings per share, until the earlier of final payment of the five year obligation, which is expected to be December 1, 2009, or until it is no longer considered the Primary Beneficiary within the meaning of FIN 46R. The expected loss may fluctuate over the five-year period depending on the stability of the Euro and the South African Rand. The expected loss is primarily due to the cumulative translation adjustment of approximately $14 million that is recorded in the Bandag Consolidated Balance Sheet related to the South African operation. The expected loss will not affect Bandag’s cash flow, but rather will be an accounting entry which will reduce net earnings.

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Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s Traditional Business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. sells and services new and retread tires. In addition, Bandag has an 87.5 percent interest in Speedco, Inc., a provider of on-highway truck lubrication services to commercial truck owner-operators and fleets.

This press release contains forward-looking statements. The forward-looking statements can be identified as such because the context of the statements includes phrases such as “to be sold,” “will,” “will become effective,” “fully expects,” “expected loss” and “which is expected to be.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors which would affect the forward-looking statements include the following: (i) whether both parties fulfill all their respective obligations in order to consummate the transaction; (ii) whether unanticipated difficulties occur between this date and the anticipated closing date of December 1, 2004, which could either delay or result in the termination of the proposed transaction; (iii) the fluctuation in the values of the Euro and the South African Rand over the five-year period in which a portion of the purchase price will be deferred; (iv) whether Bandag will continue to be considered the “Primary Beneficiary” under FASB Interpretation No. 46, revised December 2003 (FIN 46R) until final payment of the five-year obligation or at an earlier time; and (v) the precise amount of the expected loss to be recognized by Bandag – the precise amount will depend on when the payments are made or when Bandag is no longer considered the Primary Beneficiary under FIN 46R and the values of the Euro and South African Rand at such time as the expected loss will be required to be recognized.

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